Exhibit 11

Computation of Earnings Per Share

The following formula was used to calculate the earnings per share, Consolidated Statements of Income for the three and six months ended June 30, 2004 and 2003, included in this report as Exhibit 13.3

Earnings Per Share

Net Income /

Weighted average shares of common stock outstanding for the period

	Three months ended June 30,
	2004	2003
Weighted Average
Shares Outstanding	1,528,443	1,538,443

Net Income	625,579	690,729

Per Share Amount	.41	.45

	Six months ended June 30,
	2004	2003
Weighted Average
Shares Outstanding	1,528,443	1,538,443

Net Income	1,284,319	1,310,200

Per Share Amount	.84	.85

No common stock equivalents exist.